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                                                                    Exhibit 4.20
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               OFFSHORE EXPORT PREPAYMENT AGREEMENT Nr. G-5261/01

This Offshore Export Prepayment Agreement (the "Offshore Export Prepayment Agreement") is made as of October 29, 2001 by and between:

Newark Financial Inc., a company duly organized and existing under the laws of Grand Cayman, with offices located at British Virgin Islands (hereinafter referred to as the "Borrower");

ABN AMRO Bank N.V., a financial institution duly organized and existing under the laws of The Netherlands, with its place of business in the city of Amsterdam (the "Bank");


WHEREAS

The Borrower has, or will, enter into one or more purchase agreements with Votorantim Celulose e Papel S.A., a company located in the city of Sao Paulo, Brazil (the "Exporter") whereby the Borrower agreed to import from the Exporter, and the Exporter agreed to export to the Borrower, certain products (the "Products") described therein, and

WHEREAS

The Borrower has requested the Bank to make available a loan to the Borrower to finance the payment of the purchase price of the Products and the Bank has, subject to the terms and conditions hereof, agreed to make available such loan.

NOW, therefore the parties hereto agree as follows:

ARTICLE 1 - Amount / Purpose

The Bank grants to the Borrower a loan in the principal amount of US$ 50.000.000,00 (fifty million US Dollars) (hereinafter referred to as the "Loan").

The Loan is exclusively intended to finance the payment of the purchase price of the Products.

ARTICLE 2 - Drawdown

The Loan may be drawdown in one tranche only, upon the Borrower giving at least a two Business Day-prior notice to the Bank.

ARTICLE 3 - Repayment/Prepayment

The Loan shall be repaid by the Borrower to the Bank in one installment on 02/26/2002 (the "Maturity Date").

The Borrower may not prepay all or any portion of the Loan without the Bank's prior written consent. In such event, the Borrower agrees to pay to the Bank all costs including broken funding as well as administrative fees associated with such broken funding, as determined by the Bank.

ARTICLE 4 - Interest

4.1. Interest will be calculated (computed on the basis of a year of 360 days and actual days elapsed) on the unpaid principal amount of the Loan, from the date of draw-down until Maturity Date, at a rate per

G-5261/01                                                                      1

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annum equal to 2,25000% p.a.(the "Margin") above the LIBO Rate (as hereinafter defined). "LIBO Rate" means an annual rate at which 12 months deposits of U.S. Dollars in comparable amounts are offered to the banks in the London Interbank Market at or about 11:00 a.m. (London time) on the second Business Day before the drawdown date of the Loan, which is displayed on the screen entitled "LIBO" on the Reuter Monitor Money Rates Service, or such other page as may replace the LIBO page on that service for the purpose of displaying London Interbank offered rate.

4.2. Interest is due and payable on the Maturity Date of the Loan.


ARTICLE 5 - Payment

5.1. Interest payments and the repayment of the Loan on the due date shall be made in US Dollars to the Bank's account NR 574.07000-2941 at ABN AMRO Bank New York Branch - CHIPS 958 - I.N.O. - ABN AMRO Bank N.V. - Amsterdam, F/O Votorantim Celulose e Papel S/A, or any other account to be determined by the Bank. In the event the payments shall be made in another bank than ABN AMRO Bank New York, a 30-day written notice shall be sent.

5.2. All payments will be made free and clear of, and without any deduction for, any present or future taxes or duties or similar charges of whatsoever nature, imposed or levied by the government of any other authority in the Borrower's country, unless the Borrower shall be compelled to deduct such taxes or duties, in which event the Borrower shall pay such additional amounts as may be necessary in order that the net amounts received by the Bank shall equal the gross amounts of principal and interest agreed to be paid hereunder (and always provided the Bank shall receive the corresponding tax receipts).

ARTICLE 6 - Late Payment

If the principal amount of the Loan outstanding (or to the extent legally permitted accrued interest) is not paid on the date it shall be or become due and payable, interest shall accrue upon the unpaid amount until its payment in full, said interest rate to be based on the cost to the Bank, as determined in the Bank's sole discretion, of U.S. dollar deposits of comparable amount in the overnight interbank market plus four comma five percent (4,5%) per annum. Computations of such rate per annum shall be made by the Bank on the basis of a year of 360 days for the actual number of days elapsed (including the first day but excluding the last day) occurring in the period for which such rate is payable. Such overdue interest shall be payable on demand to the Bank.

ARTICLE 7 - Increased Costs

If due to either (a) the introduction of or any change (including any imposition or increase of reserve requirements) in or in the implementation or interpretation of any law or regulation or (b) the Bank's compliance with any guideline or request from any central bank or any other governmental authority (whether or not having the force of law), there is an increase in the cost of the Bank of making, funding or maintaining the extension of credit evidenced hereby, the Borrower shall from time to time, upon demand by the Bank, pay to the Bank additional amounts sufficient to indemnify the Bank against such increased costs (except that the Borrower shall have no obligation to indemnify the Bank for increased costs due to a change in the rate of tax on the overall net income of the Bank). An itemized certificate as to the amount of such increased costs, submitted to the Borrower by the Bank, shall, absent manifest error, be conclusive.

G-5261/01                                                                      2

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Notwithstanding the foregoing, if the borrower does not agree with such additional cost, the Borrower may prepay the Loan (the whole and not partially) upon a 10 Business Day prior written notice to the Bank of its intention to make such prepayment, specifying thereof, the day on which prepayment will be made. Once giving notice of the intended prepayment, the Borrower shall be obliged to make such prepayment in accordance with the notice, including principal, accrued interest and costs.

ARTICLE 8 - Documentation

The notice of drawing may not be given unless the following documents have been delivered to the Bank at the time of such notice:

- a certified copy of the documents constituting the Borrower; and
- a certified copy of the Corporate Resolution of the Borrower; and
- a promissory note in the form of Exhibit I (the "Note").

ARTICLE 9 - Representations and Warranties

The Borrower represents and warrants to the Bank both on and as of the date hereof and while the Loan remains outstanding that:

a) it is a company duly organized and validly existing under the laws of its jurisdiction and has all requisite corporate power, and has all material governmental licenses, authorizations, consents and approvals necessary to own its assets and carry on its business as now being conducted;

b) there are no legal or arbitral proceedings, or any proceedings by or before any governmental or regulatory authority or agency, now pending or (to its knowledge) threatened against it which, if adversely determined, could have a material adverse effect on its consolidated financial condition, operations or business taken as a whole;

c) none of the execution and delivery of this Promissory Note, the consummation of the transactions herein contemplated or compliance with the terms and provisions hereof will conflict with or result in a breach of, or require any consent under, its organizational documents, or any applicable law or regulation, or any order, writ, injunction or decree of any court or governmental authority or agency, or any agreement to which it is a party or by which it or any of its assets is bound or to which it is subject, or constitute a default under any such agreement or instrument;

d) it has all necessary corporate power, authority and legal right to execute, deliver and perform its obligations hereunder; the execution, delivery and performance by it of this Offshore Export Prepayment Agreement and the Note have been duly authorized by all necessary corporate action on its part; and this Offshore Export Prepayment Agreement and the Note haven been duly executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable in accordance with its terms;

e) all authorizations, consents, approvals and licenses of, and filings and registration with any governmental agency required under applicable law or regulations for it to make the borrowing contemplated hereby, to execute, deliver and perform this Offshore Export Prepayment Agreement and the Note and to make any and all payments, hereunder have been obtained and are in full force and effect;

G-5261/01                                                                      3

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f) the obligations assumed under this Offshore Export Prepayment Agreement and under the Note are its direct and unconditional obligations, and rank at least pari passu with all of its other unsecured indebtedness, whether now existing or hereafter outstanding; and

g) this Offshore Export Prepayment Agreement constitutes a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms.

ARTICLE 10 - Events of Default

Should the following events occur and continue, the Bank has the right to demand immediate payment of all amounts outstanding and all sums due by simple notification and without any other demand or judicial formality being required:

(a) the Borrower's failure to make any payment when due hereunder and/or to perform any other obligation towards any branch or agency of ABN AMRO Bank N.V.; or

(b) any representation or warrant made by the Borrower herein has been proven to be incorrect, false or misleading; or

(c) the entry of any judgment against the Borrower and either the commencement of enforcement proceedings by any creditor upon such judgment or the running of any period of ten consecutive days during which a stay of enforcement of such judgment (by reason of a pending appeal or otherwise) shall not be in effect; or

(d) the issuance of any warrant, writ of attachment, tax lien, writ of garnishment, or the like against or in respect of any deposit or other property of the Borrower; or

(e) dissolution of the Borrower; or

(f) the Borrower shall admit in writing its inability to, or be generally unable to, pay its debts as such debts become due; or

(g) the Borrower shall file a petition seeking to take advantage of any law relating to bankruptcy, insolvency, reorganization, liquidation, dissolution, arrangement or winding-up, or composition or readjustment of its debts or take any corporate action for the purpose of effecting any of the foregoing; or

(h) a proceeding or case shall be commenced, without the application or consent of the Borrower, in any court of competent jurisdiction, seeking (i) its reorganization, liquidation, dissolution, arrangement or winding-up, or the composition or readjustment of its debts, (ii) the appointment of a receiver, custodian, trustee, examiner, liquidator or the like of the Borrower or of all or any substantial part of its property or assets, or (iii) similar relief in respect of the Borrower under any law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts, and such proceeding or case shall continue undismissed, or any order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of 30 or more days; or

(i) any event, including, but not limited to an alteration in the direct shareholding structure of the Borrower, shall occur that could be reasonably expected to have a material adverse effect on (i) the property, business, operations, financial condition, liabilities or capitalization of the Borrower,
(ii) the ability of the Borrower to

G-5261/01                                                                      4

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perform any of its obligations hereunder, (iii) the validity or enforceability
Agreement, (iv) the rights or remedies of the Bank hereunder, or (v) the timely payment of any amounts due hereunder; or

(j) any changes in applicable laws and regulations affecting the legality of the transaction hereunder; or

(k) the determination by the Bank that a material adverse change has occurred in the financial condition of the Borrower.

ARTICLE 11 - Indemnity

If the Loan or any portion thereof is repaid or recovered pursuant to Article 10, the Borrower shall indemnify the Bank, upon appropriate evidence, for all reasonable costs (if any) incurred by it by reason of such repayment or recovery including any loss or expenses sustained or incurred in liquidating or employing deposits from third parties required to effect or maintain the relevant portion of this Offshore Export Prepayment.

ARTICLE 12 - Charges

The Borrower will reimburse the Bank on its first demand all fees and costs connected with the existence or performance of this Offshore Export Prepayment.

ARTICLE 13 - Miscellaneous

13.1. Under this Offshore Export Prepayment Agreement, "Business Day" means a day on which banks and foreign exchange markets are open for business in New York and/or in the center or centers appropriate to the currency borrowed for the nature of transactions required under this Offshore Export Prepayment Agreement.

13.2. If an interest period ends/the Maturity date falls on a non-business day, the interest period shall be extended to/the payment shall be made on the first following business day (unless it falls in the next calendar month, in which case the relevant interest period shall end/the payment shall be made on the preceding business day). The interest will be calculated accordingly.

ARTICLE 14 - Judgment Currency

If, for the purpose of obtaining judgment in any court, it becomes necessary to convert into any currency (the "New Currency") any amount in any other currency payable hereunder, then the conversion shall be made at the Rate of Exchange prevailing on the business day immediately preceding the day on which the judgment is given. For the purpose of the article, "Rate of Exchange" means the rate at which the Bank is able on the relevant date to purchase the currency due with the New Currency for the relevant transactions. In the event that there is a change in the Rate of Exchange prevailing between the business day immediately proceeding the day on which the judgment is given or such other date indicated by the judgment and the date of actual payment, the Borrower will pay such additional amount (if any) as may be necessary to ensure that the amount paid on such date is the amount in the New Currency, which when converted at the rate of exchange prevailing for the relevant transactions on the date of payment is the amount then due under this Offshore Export Prepayment in such other currency. Any additional amount due from the Borrower under this article will be due as a separate debt

G-5261/01                                                                      5

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affected by judgment being obtained for any other sum under or in respect of this Agreement. Nothing contained in the Article 14 shall be deemed to constitute a consent by the Borrower to the jurisdiction of any Court other than the Courts of New York.

Service of Process

ARTICLE 15

The Borrower hereby irrevocable appoints ______________________ (the "Process Agent"), with an office on the date hereof at _________________________________, as agent to receive on behalf of the Borrower its property service of copies of the summons and complaint and any other process that may be served in any such action or proceeding. Such service may be made by mailing or delivering a copy of such process to the Borrower in care of the Process Agent at the Process Agent's above address, and the Borrower hereby irrevocably authorizes and directs the Process Agent to accept such service on its behalf. As an alternative method of service, the Borrower also irrevocably consents to the service of any and all process in any such action or proceeding by the mailing of copies of such process to the Borrower at its address specified above. The Borrower agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

ARTICLE 16 - Waiver of Immunity

The Borrower hereby irrevocable agrees that, to the extent that the Borrower or any of its assets has or may hereafter acquire any right of immunity, whether characterized as sovereign immunity or otherwise, from any legal proceedings, whether in the United States, the Borrower's Country or elsewhere, to enforce or collect upon this Offshore Export Prepayment or the Note or any other liability or obligation of the Borrower related to or arising from the transactions contemplated by any of the documents, including, without limitation, immunity from service of process, immunity from jurisdiction or judgment of any court or tribunal, immunity from execution of a judgment, and immunity of any of its property from attachment prior to any entry of judgment, or from attachment in aid of execution upon a judgment, the Borrower hereby expressly and irrevocably waives any such right or claim in any such proceeding, whether in the United States, the borrower's country, or elsewhere.

ARTICLE 17 - Notices

Any notice or other communication given in connection herewith to the Bank shall be sent to the Bank by hand delivery, by mail (postage prepaid), or by telefax, as follows: if by mail to ABN AMRO Bank N.V. - Amsterdam, Gustav Mahlerlaan, 10
- 1082 PP - Amsterdam, if by telefax, to (3120) 628.1286 - attn. RUUD FARENHORST
- Amsterdam, or in such manner or at such address or telefax designation as the Bank gives the Borrower notice of in the fashion provided herein. Any notice, confirmation from, or other communication given in connection herewith by the Bank may be sent to the Borrower by hand delivery, by mail (postage prepaid), or by telefax, as follows: if by mail to _________________, Address: ___________, no. ______________ CEP _________ city of ______________, attn.: ______________, if by telefax, to number +__________.

ARTICLE 18 - Binding Effect

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This Offshore Export Prepayment Agreement shall be binding upon and inure to the benefit of the each of the parties hereto and their respective successors and assigns, except that the Borrower may not ass1gn any of its rights or obligations under the documents relating to this transaction without the prior written consent of the Bank. Any purported assignment in violation of this provision shall be void. The Bank may at any time and from time to time assign to any branch, lending office or affiliate of all or any part of its right and obligations under the documents.

ARTICLE 19 - Certain Waivers

The Borrower hereby irrevocably waives presentment for payment, demand, notice of dishonor, and protest hereof and, to the extent permitted by applicable law, all other notices. In addition, the Borrower hereby irrevocably waives, as a defense to any action arising out of or relating hereto, the interference of any administrative or governmental authority of the jurisdiction(s) in which the Borrower is domiciled or the impossibility of performance resulting from any law or regulation, or from any change in the laws or regulations, of such jurisdiction(s). Further, to the extent that the Borrower has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice), attachment in aid of execution, attachment prior to judgment, execution, or otherwise (with respect to itself or its property), the Borrower hereby irrevocably waives such immunity in respect of its obligations hereunder.

ARTICLE 20 - Applicable law/Jurisdiction

This Offshore Export Prepayment shall be governed by and construed in accordance with the laws of the State of New York, U.S.A.

The Borrower hereby submits to the non-exclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York State court sitting in New York City for the purposes of all legal proceedings arising out of or relating hereto. The Borrower hereby irrevocably waives, to the fullest extent permitted by applicable law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.


                                        /s/
                                        ----------------------------------------
                                        BORROWER




                                        ----------------------------------------
                                        ABN AMRO BANK, NV. - AMSTERDAM


G-5261/01                                                                      7

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               OFFSHORE EXPORT PREPAYMENT AGREEMENT Nr. G-5261/01
                                PROMISSORY NOTE


This is the Promissory Note ("Note") referred to in the Offshore Export Prepayment dated October, 26, 2002 (the Agreement) entered between Newark Financial Inc. (the "Borrower" and ABN AMRO Bank N.V. - Amsterdam ("Bank") as defined in the Agreement.

By this Promissory Note the Borrower hereof unconditionally promises to pay to the order of ABN AMRO Bank N.V. - Amsterdam (the "Bank"), the principal amount of US$ 50.000.000.00 (fifty million US Dollars).

The Borrower promises to pay interest on the unpaid principal amount hereof from the date of issuance of this Promissory until Maturity Date (computed on the basis of a year of 360 days and actual days elapsed), at a rate per annum equal to 2,25000% p.a.(the "Margin") above the LIBO Rate (as hereinafter defined). "LIBO Rate" means an annual rate at which 12 months deposits of U.S. Dollars in comparable amounts are offered to the banks in the London Interbank Market at or about 11:00 a.m. (London time) on the second Business Day before the date of issuance of this Promissory Note, which is displayed on the screen entitled "LIBO" on the Reuter Monitor Money Rates Service, or such other page as may replace the LIBO page on that service for the purpose of displaying London Interbank offered rate.

If the principal amount outstanding (or to the extent legally permitted accrued interest) is not paid on the date it shall be or become due and payable, interest shall accrue upon the unpaid amount until its payment in full, said interest rate to be based on the the cost to the Bank, as determined in the Bank's sole discretion, of U.S. dollar deposits of comparable amount in the overnight interbank market plus four comma five percent (4,5%) per annum. Computations of such rate per annum shall be made by the Bank on the basis of a year of 360 days for the actual number of days elapsed (including the first day but excluding the last day) occurring in the period for which such rate is payable. Such overdue interest shall be payable on demand to the Bank.

All payments of principal and interest shall be made in currency of the United States of America, in same day funds settled through the New York clearing house interbank payments system or in such other funds or manner as at the time shall be customary for the settlement in New York City of international banking transaction in dollars, free and clear of any and all taxes and deductions levied or assessed by any governmental entity.

This promissory note is the Note referred to the Offshore Export Prepayment Agreement dated as of 29th October 2001 between and ABN AMRO BANK NV.

The Borrower, hereby waives diligence, presentment demand of payment, protest or notice in connection with this Promissory Note.

For everything related to the interpretation of compliance with or judicial request for payment of the obligations herein undertaken, the Borrower expressly submits to the nonexclusive jurisdiction of the courts situated in the city of New York, NY, USA, thereby waiving the jurisdiction of any other domicile. In the event of commencement of suit to enforce payment of this Promissory Note and accrued interest, if any, the Borrower agrees to pay such additional sums for expenses and attorney fees as the court may adjudge reasonable.

October 29, 2001

/s/
-------------------------------
BORROWER  (NEWARK FINANCIAL INC)

G-5261/01                                                                      8